Exhibit 99.2

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

PRIME NEWS WIRE

Moderator: Lawrence Brogan
August 12, 2010
4:00 p.m. CT

Operator:
Good afternoon.  My name is Brittney, and I will be your conference operator today.  At this time I would like to welcome everyone to the Autobytel Announces Second Quarter 2010 Financial Results conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star followed by the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I would now like to turn the call over to Mr. Larry Brogan. Sir, you may begin.

Lawrence Brogan:
Thank you, Brittney.  Good afternoon, everyone, and welcome to Autobytel’s 2010 second quarter conference call.  With me on the line today are Jeff Coats, President and Chief Executive Officer, and Curt DeWalt, Chief Financial Officer.

Before we begin I’d like to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor Statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.  Actual events may differ materially from these forward-looking statements.  Specifically, please refer to our Form 10-K for the year ended December 31st, 2009, as well as our Form 10-Q for the quarter ended June 30th, 2010, which we expect to file shortly.  These filings identify the principal factors that could cause results to differ materially from those forward-looking statements.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

We are including slides with today’s presentation to help illustrate some of the points being made and discussed during this call.  You can access them by clicking on the link in today’s press release or by going to the Investor Relations section of our Web site at www.autobytel.com.  When there, go to Investor Relations and then, under News and Events, click on Presentations.

Note that during this call we’ll be discussing some non-GAAP financial measures, as defined by SEC Regulation G.  A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the slides posted on our Web site.

Now it’s my pleasure to turn the call over to Jeff.

Jeffrey Coats:
Thank you, Larry.  Good afternoon, folks.  Although some of the strategic decisions we’ve made have affected our gross margin and the bottom line results this quarter, we are convinced that we’re making the right moves to better position Autobytel for an expected upswing in the automotive market; strategically hired additional investment staff and results in the short term, but are driving important progress that is intended to improve operations over the long term.

A series of newly launched innovative products has resulted in new and used dealer count growing by more than 10 percent over the last three quarters.  Our OEM business was again strong, with revenue up 14 percent in the second quarter on a year-over-year basis, and our finance leads business also continued to show strength during the second quarter, with revenue growing by 27 percent on a year-over-year basis.  Overall, total revenue increased on a sequential basis for the first time in more than five quarters.  In addition, internally generated leads, which has been a major focus, grew to over 35 percent of total leads delivered during the second quarter.

As you know, we are deploying significant enhancements to our Web properties through innovative content and tools during the coming months.  These enhancements are specifically focused on attracting a broader scale of consumers across all stages of the car shopping and ownership experience, as

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

well as bringing new product offerings to build sales for our dealer and OEM customers.  Our ongoing commitment to the end-market buyer is reinforced by a just released J.D. Powers study, which shows that a staggering 80 percent of new vehicle buyers who use the Internet visit third-party sites like Autobytel.

In addition to shoppers, we are developing several exciting content services for new and used owners, enabling us to continue our relationship with consumers beyond their purchase.  By continuing to serve owners’ needs after their purchase, we will strengthen our ability to generate repeat visits and benefit from greater word-of-mouth for the Autobytel brand.  To that end, today we are pleased to announce a long-term commercial alliance with DriverSide, the leading online vehicle ownership experience and the most comprehensive customer acquisition and retention program for the auto industry.

Their world class digitally innovative products enable automobile owners to register their vehicle in order to receive personalized expert advice on issues, including service and maintenance, parts and accessories, warranty updates, and vehicle equity.  This engaging tool will be rebranded on Autobytel.com with our trademark My Garage moniker and customized over time.  We believe strongly that this ownership offering, combined with our best in class research and shopping tools, uniquely positions Autobytel as the trusted advisor throughout a consumer’s entire automotive lifecycle.

By expanding our core offering to include the vehicle ownership experience, we also open up several new monetizable streams of site traffic, automotive-related advertising, and lead generation, including a new service lead revenue stream and revenue share opportunities with new products like auto insurance and parts and accessories.  Additionally, the investments we’ve made in key people and new products are expected to enhance our revenue and margins as we deliver enhanced utility to consumers, as well as dealers and manufacturers.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

On slide three, you’ll see that the automotive industry, while slowly improving, remains choppy and somewhat tenuous.  U.S. light vehicle sales increased 19 percent in the second quarter of 2010 when compared with the prior year and 17 percent on a year-to-date basis.  However, it appears that fleet sales and heavy manufacturer promotions and discounting have contributed significantly to the sales increases.

The optimism that prevailed earlier this year has given way to short-term caution and trepidation.  As former Federal Reserve Chairman Alan Greenspan was recently quoted, we had a major economic acceleration coming out of the economic crisis and it was very impressive, until May.  And then it’s like we hit an invisible wall.  I believe that Chairman Greenspan’s comments are very much on point with respect to the auto industry, and uncertainty continues to exist in the minds of both consumers and auto dealers.

However, short-term choppiness notwithstanding, overall the long-term prospects for the industry are getting better and should be more conducive to growth in our business.  In July, the 2010 seasonally adjusted annual rate for new light vehicle sales came in at 12.2 million units.  J.D. Power also recently reaffirmed its 2010 light vehicles sales forecast of 11.7 million units and projected sales growing by 15 percent to 13.6 million units in 2011.  A.T. Kearney recently presented a high case optimistic projection which called for vehicle sales potentially reaching 16.8 million units in 2012 and 17.8 million in 2013.

As we’ve seen strong results for Q2 reported by the major OEMs, including GM’s impressive results to date, it is interesting to note that the major restructurings and reductions in production capacity at the OEMs have certainly improved their outlooks.  Dealers, on the other hand, continue to struggle in many areas, with heavily incentive-related sales, and according to Automotive News, continuing severe inventory shortages for many popular models across most OEMs brought on by the OEM’s new production discipline.  Recent announcements of model-specific production increases should have began to alleviate this and helped improve actual sales.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

As you know, we have maintained a very strong financial position, which provides us with the flexibility needed to take advantage of a growing market and has allowed us to reinvest in our business.  Our optimism remains strong, and we continue to improve our business fundamentals and participate in the inevitable industry recovery.

Curt will now review our second quarter financial performance and then I’ll return to discuss some of our key initiatives. Curt?

Curtis DeWalt:
Thank you, Jeff.  Before I begin, I’d like to remind everyone that the slides we’re referring to on today’s call can be found on our Web site under News and Events and then Presentations or simply click on the link included in today’s press release.

As shown on slide four, total revenues for Q2 were down less than 10 percent year-over-year to 12.1 million, but were up approximately 3 percent on a sequential basis in what is still a quite challenging market.  This marks the first time in more than a year that we’ve driven sequential top-line growth.

Total lead revenue declined by less than 3 percent from Q2 of last year, but increased nearly 5 percent sequentially.  Retail revenue generated from new and used car dealers declined by approximately 18 percent from Q2 of last year, but was relatively stable with the first quarter of this year.  The year-over-year decline in auto lead revenue relates to a smaller base of new and used car dealers in our network.  As Jeff mentioned, however, new and used dealer count has increased in each of the last three quarters, which is expected to translate into revenue growth over the longer term.

At the end of the second quarter, our dealer network included 2,223 new car franchises, down about 2 percent from the prior year, but up 4 percent sequentially.  Used car dealer franchises grew 2 percent year-over-year to 1,040 at the end of the second quarter and were up 8 percent sequentially.  We see the used car market as a major opportunity.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

Wholesale OEM lead revenue continued to improve and grew approximately 14 percent in the second quarter over the same period last year, as well as 9 percent on a sequential basis.  The improvement resulted from contracts with new and existing manufacturers that were executed earlier this year.  Of particular note, we’ve added a major luxury car manufacturer as a customer and increased the number of leads delivered to existing OEMs this quarter.  We now deliver leads to a vast majority of major automotive manufacturers doing business in the United States.

Finance lead revenue was also a bright spot, increasing 27 percent from last year’s second quarter and 17 percent sequentially.  We’ve been very encouraged to see the progress in this business and believe that as the economic recovery gains strength we will continue to see growth in this business line.  Finance dealer franchises equaled 261 at the end of the second quarter 2010, up 30 percent from last year and 4 percent sequentially.  We firmly believe that the acquisition of AmeriCredit by General Motors and the expected competitive response will further stimulate growth in the subprime auto finance market.

Advertising revenue in Q2 declined by more than 50 percent on a year-over-year basis and by 17 percent sequentially.  The decline is related principally to reduced page views, as we continue to eliminate poor quality traffic sources, while focusing on the development of more encouraging, engaging customer experience.  To expedite this strategy, we’ve engaged Wunderman, a leading digital agency, to dramatically redesign the flagship site, Autobytel.com, with innovative offerings, such as the previously mentioned My Garage powered by DriverSide, with many more to come.

Since quality engaged traffic is key to our advertisers, we are enthusiastic about the current click-through rates, which are at an all-time high.  This important performance indicator, combined with the strategies to drive volume, is expected to increase advertising revenue in the coming quarters.

Slide five provides a summary of our quarterly revenue by product line over the last seven quarters.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

We delivered approximately 658,000 auto leads for the second quarter, down 5 percent from the second quarter of 2009, but up 6 percent sequentially.

We delivered approximately 117,000 finance leads in the current quarter; 35 percent higher than last year’s second quarter and 16 percent higher sequentially.

On slide six you will see the changes in our cost structure and headcount over the last two years.  Although operating expenses increased this quarter as a result of the increased spending for recruiting and personnel to enhance our resources in sales, marketing, and IT, we’ve made tremendous progress in bringing efficiency to our operations.  In the second quarter of 2010, total operating expenses were $7.5 million, compared with $6.6 million for the same period last year and $4.1 million for the first quarter of 2010, which included a $2.8 million credit to expense related to patent litigation settlements, $2.7 million of which is the final payment under one of those settlements.  The current quarter includes severance and related expenses of approximately $425,000 associated with the departure of the company’s former chief operating officer in May 2010.

Non-cashed share-based compensation for Q2 2010 was $330,000, compared with $257,000 in Q2 2009 and $242,000 in Q1 2010; this increase principally being related to the accelerated vesting of awards associated with the departure of our former COO.

Net loss for the second quarter totaled $3 million or seven cents per share.  This compares with a net loss of $251,000 or one cent per share last year and a net income of $797,000 or two cents per diluted share in the first quarter of this year.  The second quarter of 2009 results included approximately $580,000 of other income related to the sale of an asset and $778,000 of released escrowed funds related to the sale of the company’s AVV business in 2008.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

Our cash and equivalents balance was $23.9 million or 53 cents per share at June 30th, 2010, down from $25.1 million or 56 cents per share at December 31st, 2009; with our current ratio at 4.9 to 1 and 4.8 to 1, respectively.  The company’s balance sheet is debt-free.

With that said; I’ll now turn the call back to Jeff.

Jeffrey Coats:
Thanks, Curt.  I’d like to discuss some of our key initiatives which are aimed at growing revenue, regaining profitability, strengthening our reputation in the marketplace with both the consumer and our dealer and manufacturer customers, and increasing shareholder value.

Over the last several quarters, we’ve talked about the importance of increasing our dealer and manufacturer base by delivering the highest quality leads available.  Our new and used dealer count has grown for three consecutive quarters, and the positive trend continued in July.  During this period, our new dealer count grew by 10 percent, and our used dealer count grew by 13 percent.

We have been aggressively stabilizing our customer base to enhance our market reach and generate additional revenue opportunities to drive the top line.  We reinstituted our proprietary in-dealership Internet process training, which has been extremely effective in increasing retention with our dealer customers.  Additionally, a variety of promotional offers have stimulated dealer growth, but with that, gross margins have been temporarily dampened.  Over the long term, we think this tradeoff is the right thing for our business; however, we have also stepped up our application of sales pressure in the marketplace by increasing our sales force by approximately 20 percent from year-ago levels.

While we continue to innovate new ways for dealers to sell more cars, we are also working to further improve the quality side of the equation.  Because lead quality is the utmost importance to the dealers and manufacturers who participate in our programs, we need to make sure that our leads meet stringent quality standards.  Perhaps most importantly, on the lead quality

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

front, we have continued to substantially increase the number of internally generated leads, as shown on slide eight.

Through the recent hiring of additional great in-house SEM and SEO talent, we believe that our lead generation ability is now better than it has been in several years.  We are now generating in excess of 35 percent of our leads internally.  Our customer-facing Web sites bolted on to our lead distribution engine gives us unique competitive advantage in the marketplace.  We intend to continue to drive this advantage, which will allow us to continue to aggressively cut back and eliminate leads acquired from third parties that don’t meet our quality thresholds.

Products introduced earlier this year, such as iControl, which gives dealers the ability to configure their lead mix to reflect real-time market conditions, and our Quality Advantage Program, which prevents duplicate leads from being sent to our dealers, are helping expand our dealer base and should continue to do so.  Marketplace reaction has been quite favorable.  IControl was brought out of beta in the first quarter and by the end of the second quarter over 300 dealers had signed up for this program; a 13-1/2 percent penetration rate.  We expect that number to double by the end of the year.

More recently we launched AutoPilot in July; a new car-buying service for consumers who received financing from their local credit union or bank.  Designed to make the car-buying process better for all parties, this program, which offers VIP dealer service and no-haggle pricing, provides dealers with greater access to prequalified buyers.  Autoland, the leading producer of auto-purchase services for credit unions, is our premier program partner.  We also plan to expand our list of partners for this in the coming quarters.

We also joined with NAMAD, the National Association of Minority Automotive Dealers, in July through an exclusive marketing alliance specifically designed to help NAMAD member dealers sell more cars.  Under the agreement, we will be providing member dealers with many of our leading products, including iControl, as well as our in-dealership Internet process training.  While the short-term impact of our actions has created some

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

temporary margin pressure, we are confident that we are now providing more value to our customers, which significantly enhances our future prospects.

As you can see on slide nine, we are continuing our Web site development activities to ensure that we are providing a clear point of differentiation for consumers.  As Curt mentioned, we have recently engaged Wunderman, a leading digital agency, to dynamically redesign Autobytel.com.  We recently launched an interactive video pilot program and have other exciting consumer and dealer products on the roadmap for Q3 and Q4.  In the fourth quarter we will also be initiating ride-and-drive events, as well as a multi-platform strategy that will leverage social media and mobile applications.

We recently made several management changes and enhanced our bench strength with several new hires that have both extensive online and automotive experience.  Steve Lind, who rejoined us earlier this year as Executive Vice President of Corporate Development, now also has responsibility for sales and dealer operations.  Steve has over 15 years of online automotive experience and began his career at Nissan.

Jim Helberg, a marketing and media veteran who has driven strategy for leading OEMs, including Toyota, Nissan, Honda, and Chrysler and major ad agencies, recently came to Autobytel in the newly created position of Executive Vice President, Product Marketing and Analytics.  Jim is focused on further development of our consumer brand, dealer and OEM product marketing, and data analytics initiatives.  Data analytics is a big area of opportunity for us, and you’ll be hearing more about this in the future.

In addition to strengthening our senior management team, we also made numerous strategic staffing investments.  When I became CEO of Autobytel in December 2008, at the height of the meltdown in the financial and automotive markets and with the economy heading into a severe recession, I made the decision to reduce costs dramatically, including reducing headcount by over 60 percent.  These actions aligned our cost structure to the uncertainties in the economy and the auto industry.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

While these cuts were necessary given the situation in 2008 and 2009, now, as the economy and industry slowly recover, we feel it is prudent to reinvest in the resources that will drive sustainable growth and profitability.  We’ve increased our total employees from 112 at the end of 2009 to 137 today.  Of these 25 new employees, approximately 30 percent are dedicated to sales, 30 percent are dedicated to enhancing our Web sites, and 30 percent are in our technology group to support sales and Web site development.

As industry dynamics are improving, Autobytel’s capabilities are being enhanced, and we have the right team in place to make sure our actions successfully position the company to take advantage of what we believe are significant growth opportunities.  Through the rest of this year we will continue to fine tune our business by delivering new dealer and OEM products, more and higher quality leads, and a better consumer-facing Web experience from which to build larger revenue streams.

We’ve made tangible progress, and I firmly believe we are on the right track.  The great recession of 2009 and the choppiness of the recovery have not always been easy to navigate, and although it has taken more time than any of us would like to return to a path of sustainable growth and profitability; the Autobytel team is committed to increasing shareholder value.

I look forward to sharing our progress next quarter as we continue to work on building Autobytel.  We’ve seen increasing activity in what we believe is a market ripe for consolidation, and we continue to pursue strategic opportunities that we believe will provide significant benefits for our automotive consumers, dealers, manufacturers, and shareholders.

Brittney, we’ll now take questions.

Operator:
If you would like to ask a question at this time, please press star one on your telephone keypad.  Once again, ladies and gentlemen, that is star followed by the number one to ask a question.  We’ll pause for just a moment to compile the Q&A roster.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

Your first question comes from Steven Dyer with Craig-Hallum.

Steven Dyer:	Thanks. Good afternoon, guys.

Jeffrey Coats:	Hi there.

Steven Dyer:	Can you hear me OK?

Jeffrey Coats:	Yes, very well, thanks.

Steven Dyer:
Good.  With respect to gross margins, I’m wondering if you could drill down a little bit you know more specifically into the factors influencing that and maybe is this kind of the level we should expect near term and going forward?

Jeffrey Coats:
I think it’s probably fair to expect that level near term, but we do not expect to see that level on a going-forward basis.  We do expect to be able to get back to levels we saw earlier this year as we move forward.

Steven Dyer:
OK and then operating expenses; are you at the headcount you think you’ll be at or are you still in the process of hiring?  And I guess where I’m going with that is when you back out the severance expense, you arrive at a quarterly run rate of around $7 million.  Is that a good number to use going forward or are there still additions to that?

Jeffrey Coats:	I think it’s probably a pretty fair number at this point. We don’t see any additional meaningful headcount additions at this point.

Steven Dyer:
OK.  And then just kind of given what you’ve seen in July and the first half of August here, and I know you know realizing you guys don’t give guidance, is it – I mean do you feel pretty confident that sequential growth in the top line is going to be doable here going forward?

Jeffrey Coats:	We currently expect to see sequential growth on the top line based on all the initiatives we have in place.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

Steven Dyer:
OK.  And then I guess kind of when you put it all together, it sounds like maybe profitability is pushed back a little bit; like a quarter or two relative to maybe where it was a quarter ago.  Is that fair to say, and would you care to hazard a guess as to when that may happen?

Jeffrey Coats:	I guess I would say that is a fair statement, and at this stage, since the automotive economy is still pretty choppy, I’d really not like to hazard a guess.

Steven Dyer:	OK.

Jeffrey Coats:
You know it is interesting.  The OEMs are doing much better.  I mean we’re seeing strong results coming out of Detroit and the other OEMs.  You know their production discipline is definitely doing well for them.  It’s just not translating all the way down to the dealer level at this point.  You know consumers are still somewhat hesitant.

New car – I mean used car prices, as we understand, were up 11 percent this past May, year-over-year from the prior year.  People are holding onto their cars a year or two longer than they have been historically.  So you know I think there’s still some pretty significant caution out there, given high unemployment rates and questions about tax increases and things like that.

Steven Dyer:
OK.  And then I guess back kind of to my original question; would you be able to kind of expound a little bit on some of the factors driving gross margin?  I think you touched on a few of them, but sort of more specifically, what brought it down quarter-over-quarter?

Jeffrey Coats:
It’s specifically a combination of paying more, or rather increasing our purchase of leads from certain high-quality suppliers who can command, and do, a higher price because they are also selling higher quality leads, the promotions that we have ramped up a little bit in the market during the second quarter and continued into the third quarter to increase our dealer count, and somewhat related to that, some of the commissions that we have been paying our salespeople as part of that whole ramp-up.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

We’ve also – we had, in the second quarter, adjusted our margin expectations for our SEM activities for a while, which we’ve now backed away from, and working more towards improving our margin profile as we move forward for the rest of the year.

Steven Dyer:
OK.  That helps.  And then a couple more real quickly, if that’s OK.  In terms of driving organic leads, 35 percent’s a great number.  Do you have kind of an endpoint in mind or sort of a near-term goal as to maybe where you think you can get by the end of the year?

Jeffrey Coats:
We think that there’s some additional run rate here.  We think we can increase this somewhat.  I prefer not to hazard a guess right now, but that’s predominantly because we are also, at the same time, ramping up our efforts to improve our direct site percentages as well as our SEO penetration.

Some of the investment in talent that we’ve been making in the last two quarters have been designed to enhance our abilities to do both of these so that we can actually cut back on some of our SEM activities to the benefit of significantly better margin SEO and direct-to-site traffic, which is you know as we’ve discussed in the past, one of the primary drivers we see towards improving our gross margin again.  As the percentage of our overall site traffic in direct-to-site and SEO picks up over time, we expect that to have a meaningful positive impact on our gross margin.

Steven Dyer:
OK and then I guess, wondering if you could give, as it relates to My Garage, for example, some of the monetizable capabilities there; some of the things that you’re looking at and when those might start adding to the top line.

Jeffrey Coats:
Sure.  We’re very excited about My Garage.  The DriverSide guys have built an incredibly world-class offering.  There really is nobody else out there in the marketplace that has anything like this right now.  We’ve developed a really close relationship with them, going back to my prior life and their prior lives.  We’ll be customizing the offering that they currently have, as we stand it up as an Autobytel offering.  We’ll be able to create a new revenue stream for service leads, which we can sell to our dealers.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

A few months ago, we had a dealer advisory board meeting, and one of the things that I talked to the dealers about were what level of interest would they have if we were to create a new service-lead stream, and the response was overwhelming.  You know most dealers make a significant amount of their profit out of their fixed operations which is their service base, so they’re very interested in receiving those kind of leads.

DriverSide My Garage will certainly drive us into that marketplace, so we’re very bullish about that, and there’ll be rev-share opportunities for some of the other opportunities that they either – products they currently offer, products that we’ll jointly begin to develop, or products that we’ll develop, related to auto insurance, warranties, parts and accessories; so there’ll be some pretty meaningful rev-share opportunities.  DriverSide itself is up and running today.  They are a fully functioning company and a fully functioning offering.  The Autobytel version, we expect to have stood up sometime in the fourth quarter to – and we’ll begin generating revenue through it as a result of that.

Certainly, depending upon how deep into the fourth quarter it gets stood up, it’ll impact how much revenue we’re able to do with it, but for instance you know our plan is to drive consumers who have come to Autobytel historically to the new My Garage offering through e-mail campaigns.  And as we move you know get involved on a going-forward basis, people that come to our sites or that we’re doing purchase leads with will be natural opportunities for us to encourage to move into that ownership channel.

It will, for the first time in many years, give Autobytel the ability to keep an ongoing meaningful relationship with car buyers throughout their ownership experience, so that we’re with them as they’re ready to buy their next vehicle, as opposed to only touching them every three to five years when they go through the purchase process, so we’re very excited about this.

Steven Dyer:	OK, that’s helpful. And then, Curt, one housekeeping item; do you have depreciation amortization for the quarter?

Curtis DeWalt:	Yes, one moment.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

Steven Dyer:	If it’s easier to just move on, you can chime back in a little later.

Curtis DeWalt:	Yes, it’s $321,000.

Steven Dyer:	OK. Thanks a lot, guys; appreciate the time.

Jeffrey Coats:	Thank you, Steve.

Operator:
And once again, ladies and gentlemen, if you would like to ask a question, please press star followed by the number one on your telephone keypad.  Your next question comes from Brian Horey with Aurelian Management.

Brian Horey:	Hi, good afternoon.

Jeffrey Coats:	Hi, Brian.

Brian Horey:	Congrats on increasing the dealer count and seeing improvement in lead volume. That’s very encouraging.

Jeffrey Coats:	Thank you.

Brian Horey:	Can you, first of all, just repeat what you said about your SEM activities? I didn’t quite catch that when you were responding to the last question.

Jeffrey Coats:
The internally generated leads that we’ve been able to get up over 35 percent, as we’ve disclosed, for the first time this quarter have – and as I’ve mentioned historically, have been for the most part generated through our SEM activities.  That’s been one of the things that’s allowed us to improve our margin over the last few quarters, in part because we’ve been eliminating that margin from some of our former suppliers.

As we move forward, the growth rate in terms of that particular – internally generated leads may moderate a little bit as we focus more and more of our activities on replacing some of the SEM growth with SEO you know which is optimization of our own sites, as well as with driving more direct-to-site traffic.  That pure organic traffic is really the best traffic at the end of the day

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

and the most cost-effective and should have the most positive impact on our gross margin going forward.

Brian Horey:
OK, understand.  I just – I didn’t quite catch it all.  So with respect to the direct-to-site and the SEO improvements that you know that we look forward to, is that – I mean do you anticipate that we’re going to start to see some of the effects of that in terms of the financials; the P&L, by the end of the year?  Should that show up in Q3 or Q4?

Jeffrey Coats:
We’re starting to see some benefit from it, but you know SEO doesn’t happen overnight.  You know we’ve brought in some smart folks earlier this year.  The company really had not had much meaningful internal SEO capability for quite a while, so we brought in some smart people, and we’re making progress.  I think, honestly, it’s unlikely that we’ll see a lot that you would notice or that we would break out by the end of the year, but we should make some meaningful progress, and I would hope that during 2011 it’s something that we can start talking about on a more focused basis.

We have put a lot of resources and a lot of time behind it.  We have some other very interesting initiatives going on, which will certainly support that, which we hope to be able to talk about in the future.

Brian Horey:	OK. And then can you talk about what kind of trends you’re seeing in the revenue-per-lead?

Jeffrey Coats:	Revenue-per-lead is a little bit choppy. Again, dealers are not overly optimistic these days, so I think probably the best way to think about it is that it’s choppy to flat.

Brian Horey:
OK.  And I mean how much of that is due to kind of competitive activity, and how much of that is due to you know you mentioned promotions and commissions and stuff like that?  Can you comment at all in terms of which of those is having a bigger impact on it?

Jeffrey Coats:	It’s both. I mean there’s a lot of promotional activity in the marketplace right now which is one of the banes of being in the automotive leads business.

PRIME NEWS WIRE
Moderator: Lawrence Brogan
08-12-10/4:00 p.m. CT
Confirmation # 90024493

There is a lot of promotional activity in the leads business and the sales part of the equation, so that’s a big part of it.  That’s probably the biggest part of it.

Brian Horey:
OK.  And speaking of that, the topic of consolidation in the automotive lead space has been one that we’ve touched on for several quarters.  I’m curious whether with a more tepid outlook for the recovery and the economy, whether you think those kinds of conversations are going to accelerate over the second half of the year or does the uncertainty make people a little less willing to engage in that conversation?

Jeffrey Coats:	My personal opinion is that that kind of outlook enhances opportunities.

Brian Horey:	OK. OK. Thanks very much.

Jeffrey Coats:	Thank you.

Operator:	And once again, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad.

We have no further questions at this time. I will now turn the call back over to Mr. Coats for any closing remarks.

Jeffrey Coats:
Thank you, Brittney.  Folks, we really appreciate your interest.  This is the most well-attended earnings call that the company has had for quite a few quarters.  We appreciate your interest.  Stay tuned.  We’re looking forward to some very interesting future activities.

Thank you very much.

Operator:	And this concludes today’s conference call. You may now disconnect.

END

Second Quarter 2010 Results

August 12, 2010

* Copyright (c) 2010 Autobytel Inc.
The statements contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are continuing adverse general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel's filings with the
Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form
10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the company’s stock. In addition, the current year financial information could be subject to a change as a result of subsequent events or the finalization of our financial statement close which culminates with the filing of our Form 10-K.
This presentation includes a discussion of "Adjusted EBITDA" and “Adjusted OPEX”, which are non-GAAP financial measures. The Company defines EBITDA as net income before (a) investment and other income (expense); (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted
EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.
 The Company defines OPEX as GAAP operating expenses adjusted for unusual, infrequent or non-recurring items.
The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.
These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
Safe Harbor Statement and Non-GAAP Disclosures

Seasonally Adjusted Annual Rate (SAAR) US Light Vehicle Sales
(Millions Annualized)
9.3
10.5
10.9
11.2
10.7
10.3
11.7
11.2
11.5
11.0
12.2
Sep-09
Oct-09
Nov-09
Dec-09
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10

Annual US Light Vehicle Sales (Millions)
16.5
16.1
13.2
10.4
11.7
13.6
15.0
2006
2007
2008
2009
2010F
2011F
2012F

* Copyright (c) 2010 Autobytel Inc.
Comments
▪ The 2010 Automotive market has been choppy in recovery
▪ Q2 2010 was a strong quarter, with vehicle sales up 18% versus Q2 2009 JD
 Power estimates, as a result of increased fleet sales and heavy retail incentives
▪ 2010 US light vehicle sales up 12.5% to 11.7M
▪ Monthly rate of 0.9M Light Vehicles sold in July 2010 equates to a 12.2M
 Seasonally Adjusted Annual Rate
Source: Automotive News, JD Power & Associates
Auto Industry Sales

Q109	Q209	Q309	Q409	Q110	Q210
Revenue ($M)	$13.9	$13.4	$13.4	$12.3	$11.8	$12.1
Gross Margin	36%	33%	35%	39%	40%	35%
Operating Expenses ($M)	$5.5	$6.6	$6.2	$5.9	$4.1	$7.5
% of Revenue	*40%*	*49%*	*46%*	*48%*	*35%*	*62%*
Income / Loss from Continuing Ops ($M)	($0.4)	($1.0)	($1.2)	($1.0)	$0.8	($3.0)
Discontinued Operations ($M)	$0.0	$0.8	$0.4	$0.0	$0.0	$0.0
Net Income / (Loss) ($M)	($0.4)	($0.3)	($0.8)	($1.0)	$0.8	($3.0)
Change in Cash Balance ($M)	($1.6)	$1.0	($1.5)	($0.1)	$1.0	($2.2)
Operating Cash Flow ($M)	($1.6)	($0.8)	($2.0)	($0.2)	$1.4	($2.2)
Closing Stock Price	$0.27	$0.43	$0.70	$1.00	$1.05	$1.14
Headcount	109	107	115	112	126	137

($M)	**Q109**	**Q209**	**H109**	**Q110**	**Q210**	**H210**
Net Income / (Loss)	($0.4)	($0.3)	($0.7)	$0.8	($3.0)	($2.2)
Depreciation & Amortization	$0.5	$0.4	$0.9	$0.3	$0.3	$0.6
Share-based Compensation	$0.3	$0.3	$0.5	$0.2	$0.3	$0.6
Income Taxes*	$0.0	($0.5)	($0.5)	$0.0	$0.0	$0.0
Adjusted EBITDA	$0.4	($0.1)	$0.3	$1.4	($2.3)	($1.0)

*Includes effect of income tax provision restatement for Q209 for effect of DISCO tax benefit that w as restated in 2009 10K autobytel

* Copyright (c) 2010 Autobytel Inc.
Financial Overview

Autobytel Revenue ($M)
14.2
13.9
13.4
13.4
12.3
11.8
12.1
1.9
1.2
1.9
2.9
6.3
1.7
1.2
1.5
3.0
6.5
1.8
1.1
1.4
3.0
6.1
1.6
1.0
1.3
3.1
6.3
1.4
0.9
1.1
3.4
5.4
1.1
1.1
1.5
3.1
5.1
0.9
1.1
1.7
3.4
5.0
Q408
Q109
Q209
Q309
Q409
Q110
Q210
New Car Leads
Wholesale Leads
Finance Leads
Used Car Leads
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
2.5
2.2
2.6
3.0 (1)
2.6
2.5
3.1
Q408
Q109
Q209
Q309
Q409
Q110
Q210

* Copyright (c) 2010 Autobytel Inc.
Source: Automotive News
(1) Cash for Clunkers Program occurred in Q3 2009
Comments
▪ Wholesale/OEM Lead Revenue up 13.6% over the prior year and 9%
 sequentially
▪ Finance Lead Revenue up 27.1% over the prior year and 18% sequentially
▪ Used Car Lead Revenue stabilizing
Revenue Results

Adjusted Operating Expenses ($M)
16.2
12.4
10.4
9.3
7.7
6.3
6.2
5.9
6.9
7.1
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110
Q210
Headcount
259
230
210
155
109
107
115
112
126
137

	Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q409	Q110	Q210	Q210 YOY
GAAP OPEX	$13.5	$64.5	$12.2	$15.3	$5.5	$6.6	$6.2	$5.9	$4.1	$7.5	$0.9
Patent Settlement	2.7				2.7				2.8	0.0	$0.0
Impairment Charges		(52.1)		(1.2)							$0.0
Severance			(1.8)	(4.8)	(0.5)					(0.4)	($0.4)
Tender Defense						(0.3)					$0.3
Adjusted OPEX	**$16.2**	**$12.4**	**$10.4**	**$9.3**	**$7.7**	**$6.3**	**$6.2**	**$5.9**	**$6.9**	**$7.1**	**$0.8**

autobytel

* Copyright (c) 2010 Autobytel Inc.
GAAP Reconciliation
Cost Reductions

Retail New Franchises
3,000
2,500
2,000
1,500
1,000
500
0
Q408
Q109
Q209
Q309
Q409
Q110
Q210

Retail Used Franchises
1,200
1,000
800
600
400
200
0
Q408
Q109
Q209
Q309
Q409
Q110
Q210

autobytel

* Copyright (c) 2010 Autobytel Inc.
Comments
▪ Retail New Franchises are up 4% sequentially and up a total of 10%
 over the previous three quarters
▪ Retail Used Franchises are up 8% sequentially and up 13% over the previous three quarters
Dealer Franchises

Internally Generated Leads as a Percent of Total Leads
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110
Q210

* Copyright (c) 2010 Autobytel Inc.
Comments
▪ Internally generated lead volume continued with upward momentum, exceeding 35% of total leads
▪ Lead volume should continue at current or improved levels as we further optimize for SEO and Direct to Site traffic
Website Leads Increasing

- Establish online network to connect shoppers with current owners autobytel

* Copyright (c) 2010 Autobytel Inc.
Q3 2010
• Contracted leading digital
 agency (Wunderman)
• Launched interactive video
 pilot
• Car advisor tool
• Consumer article comments
• Custom RSS feeds
• Multivariate website testing
• Numerous SEO
 enhancements
• Completed commercial
 agreement with Driverside
Q4 2010
• Dynamic redesigning of
 Autobytel.com with highly
 consumer-centric products
 and services
• Public testing of redesigned
 Autobytel.com
• Initiate Autobytel-sponsored
 ride-and-drive events
• Develop integrated
 multiplatform strategy
 (social media, mobile
 platforms)
• Re-launch My Garage®
 powered by Driverside
Q1/Q2 2011
• Official industry launch of
 Autobytel.com at NADA
• Deployment of social and
 mobile strategies
• Ramp up Autobytel-
 sponsored ride-and-drive
 events
• Vehicle reliability ratings
• Dealer ratings
Website Roadmap